                                                                                                                                                            Exhibit 11

                                                   CCA INDUSTRIES, INC. AND SUBSIDIARIES

                                                  COMPUTATION OF EARNINGS PER SHARE

                                                                         (UNAUDITED)

                                                                                 Three Months Ended                 Nine Months Ended

                                                                                          August 31,                               August 31,

                                                                                     2007                  2006                   2007                2006

Item 6.

Weighted average shares outstanding -
Basic	7,054,442	6,981,224	7,021,364	7,048,902
Net effect of dilutive stock
options--based on the
treasury stock method
using average market price	20,354	98,034	31,073	108,199

Weighted average shares outstanding -
Diluted	7,074,796	7,079,258	7,052,437	7,157.101

Net Income	$2,069,604	$1,927,476	$3,835,276	$4,703,362

Per share amount
Basic	$0.29	$.28	$0.55	$0.67
Diluted	$0.29	$.27	$0.54	$0.66